EXHIBIT 23.1



Deloitte & Touche LLP                           Telephone:  (312) 946-3000
Two Prudential Plaza                            Facsimile:  (312) 946-2600
180 North Stetson Avenue
Chicago, Illinois  60601-6779




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 related to the Deferred Compensation Plan of our report dated February 10, 1997, incorporated by reference in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 28, 1996, and to the references to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement 1, and in Part I of this Registration Statement.


Deloitte & Touche LLP
Chicago, Illinois

December 17, 1996